Exhibit 99.1

EcoloCap Receives a purchase order for 4 NPU-60’s from Fuel Emulsions International Inc.

Barrington, IL, August 13, 2012, EcoloCap Solutions Inc. (OTCBB-ECOS) is pleased to announce that it has received a purchase order from FUEL Emulsions International Inc. (FEI) (http://www.fuelemulsions.com) for two (2) NPU-60’s Diesel, and two (2) NPU-60 HFO.  This order, which includes eight (8) containers of EcoloCap’s proprietary additive, represents a combined purchase of $2,540,000.

Each NPU-60 has a production capacity of 60 metric tons of M-Fuel/day (18,000 gallons) and each of these NPUs consumes $4500 a day of additive when in full production.  At half capacity, or 12 hours/day EcoloCap can expect a minimum of 24 containers of additive per year in additional sales for this order.

The first two units are to be delivered in approximately 90 to 120 days to The Republic of Georgia and Afghanistan; the other two units are to be delivered to FEI in the United States for demonstration purposes and the direct sale of M-Fuel. As part of this purchase FEI has secured the exclusive distribution rights for Afghanistan and Georgia.

States Michael Siegel, President and CEO of EcoloCap: “This order demonstrates the need for our technologies in areas where securing diesel or HFO (Heavy Oil) is both difficult and costly.  Depending on the application the use of M-Fuel reduces fuel consumption by a minimum of 18% to a maximum of 38%.

Additionally, independent tests have demonstrated that our M-Fuel technology reduces particulate emissions by over 90%, and NOx by 60%.  Afghanistan and Georgia are becoming increasingly environmentally conscious and additionally very dependent on HFO and Diesel for power generation.  M-Fuel provides an immediate solution, drastically reducing both emissions and cost of fuel. ”

M-Fuel is a post refinery fuel technology, processing hydrocarbon-based, heavy oil (kerosene, diesel and bunker) in proprietary patented equipment to generate a fuel/H2O emulsion, the M-Fuel.  Independent testing has demonstrated large reduction in emissions (NOx and Particulate matter), reduction in fuel cost, maintenance and downtime, as well as in fuel consumption. M-Fuel works with existing diesel, turbines and furnaces without any modifications.

About The Company: EcoloCap Solutions Inc. (OTCBB: ECOS) is focused on technologies utilizing advanced nanotechnology to design, develop, manufacture and sell alternative energy products.  http://www.ecolocap.com

Forward looking statement:
This press release may contain statements of a forward-looking nature regarding future events. These statements are only predictions, and actual events may differ materially. Please refer to documents EcoloCap Solutions Inc. files from time to time with the Securities and Exchange Commission for a discussion of certain factors that could cause actual results to differ materially from those contained in the forward-looking statements.

Contact:
EcoloCap Solutions Inc.
1250 South Grove Avenue, Suite 308
Barrington, Illinois 60010
866-479-7041
Info@EcoloCap.com